Exhibit 6.33

THE LYONS NATIONAL BANK

LIFE INSURANCE ENDORSEMENT METHOD SPLIT DOLLAR PLAN AGREEMENT

AMENDMENT

TO THE

LIFE INSURANCE ENDORSEMENT METHOD SPLIT DOLLAR

PLAN AGREEMENT

FOR

ROBERT A. SCHICK

THIS AMENDMENT, made and entered into this 14th day of May, 2014, by and between The Lyons National Bank, a bank organized and existing under the laws of the United States of America (hereinafter referred to as the “Bank”), and Robert A. Schick, an Executive of the Bank (hereinafter referred to as the “Insured”), shall effectively amend The Lyons National Bank Life Insurance Endorsement Method Split Dollar Plan Agreement dated September 26, 2001 (hereinafter referred to as the “Agreement”) as specifically set forth herein. Pursuant to Section XVI of the Agreement, the Bank and the Insured hereby adopt the following amendment:

1.)	The “Lincoln Benefit Life” Insurer and “01N1061916” Policy Number shall be deleted in their entirety from Page One (1) of the Agreement and shall be replaced with the following:

Insurer:	New York Life Insurance Company

Policy Number:	77260446

This Amendment shall be effective the 16th day of January, 2014. To the extent that any term, provision, or paragraph of the Agreement is not specifically amended herein, or in any other amendment thereto, said term, provision, or paragraph shall remain in full force and effect as set forth in said Agreement.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Amendment and executed the original thereof on the first day set forth hereinabove, and that, upon execution, each has received a conforming copy.

THE LYONS NATIONAL BANK		INSURED
Lyons, New York

By:	/s/ Diana R. Johnson	/s/ Robert A. Schick
	(Bank Officer other than Insured)	Robert A. Schick

Title:	EVP & CFO

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